Contact: Stacy Armijo
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FOR IMMEDIATE RELEASE

Remote Knowledge and Raymarine PLC Enter into Five-Year Development Agreement
Partnership to Strengthen and Expand Companies’ Leadership Roles in Marine Market

HOUSTON, Texas – Jan. 9, 2007 – Raymarine (AIM: RAY.L), a world leader in marine electronics, and Houston-based Remote Knowledge (OTC: RKNW.OB) have entered into a five-year agreement for the development and delivery of a communications system for the marine market.

Through the agreement, Raymarine will gain worldwide exclusivity to market and sell technologies in the marine market under its globally recognized name. Remote Knowledge will provide communication services and support for Raymarine customers on an exclusive basis for the duration of the agreement.

“We believe that Raymarine’s partnership with Remote Knowledge will revolutionize the way communications are delivered to boaters,” said Malcolm Miller, CEO of Raymarine, PLC. He continued, “The combination of Remote Knowledge’s expertise in communications and data management with Raymarine’s expertise in marine electronics will bring premier and advanced technologies to the broad marine audience.”

According to Randy Bayne, president and CEO of Remote Knowledge, “We could not be more excited about engaging with Raymarine. They are the most widely recognized name in recreational marine electronics and are celebrated for their innovative leadership in the global market place. Raymarine’s successful ability to deliver new and exciting technologies never before applied to the recreational marine market is well established.” He continued, “This relationship will allow the two companies to deliver yet another innovation to the marine consumer.”

Financial terms of the development agreement were not disclosed.

About Remote Knowledge, Inc.
Remote Knowledge (OTC:RKNW.OB) designs, engineers, and supports enabling technologies that unite communications, data management and content solutions for its strategic partners and commercial customers in the marine industry. Visit www.rkiq.com to learn more.

About Raymarine, PLC
Raymarine, a world leader in marine electronics, develops and manufactures the most comprehensive range of electronic equipment for the recreational boating and light commercial marine markets. Designed for high performance and ease of use, the award-winning products are available through a global network of dealers and distributors. The Raymarine product lines include radar, navigation aids, instruments, fishfinders, communications, software and systems. For more information about Raymarine call 1-603-881-5200 or visit www.raymarine.com.

Forward-Looking Statements
Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” “scheduled,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Remote Knowledge. Such risk factors include the pending nature of the development of the technology referred to in this press release and whether the expected benefits of the development agreement will be realized. The forward-looking statements included in this press release are made only as of the date of this release.
Remote Knowledge does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances and cannot assure that projected results or events will be achieved.